EXHIBIT 5.2

                              THE ROUSE COMPANY
                        10275 LITTLE PATUXENT PARKWAY
                        COLUMBIA, MARYLAND 21044-3456


November 10, 1998


The Rouse Company
10275 Little Patuxent Parkway
Columbia, Maryland 21044-3456

Fried, Frank, Harris, Shriver & Jacobson
One New York Plaza
New York, New York 10004

Ladies and Gentlemen:

            I have acted as counsel for The Rouse Company, a Maryland corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 of the Company (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), covering U.S. $2,251,000,000 aggregate issue amount of (i) common stock, par value $0.01 per share, (ii) preferred stock, par value $0.01 per share, and
(iii) debt securities (the "Debt Securities") to be issued from time to time by the Company. Capitalized terms used herein have the meanings specified in the Registration Statement, unless otherwise defined herein.

            In that capacity, I have examined the originals, or certified, conformed or reproduction copies, of the Articles of Incorporation of the Company, as amended and restated, the Bylaws of the Company, as amended, and all corporate proceedings, records, agreements, instruments and documents, and such statutory, constitutional and other material as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In connection therewith, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies. As to various questions of fact relevant to such opinions, I have relied upon certificates and statements of public officials and officers or representatives of the Company and others.

            Based upon the foregoing, and subject to the limitations set forth herein, I am of the opinion that:

            1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

            2. The Company has all the requisite corporate power and authority to enter into the Indenture and to issue the Debt Securities and to perform its obligations thereunder.

            3. Execution and delivery of the Indenture and the issuance of the Debt Securities thereunder have been duly authorized by the Company.

            I wish to advise you that I am a member of the Bar of the State of Maryland and accordingly limit the opinions expressed herein to matters of the laws of the State of Maryland.

            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to my opinion under the caption "Legal Matters" in the Prospectus and the caption "Validity of the Notes" in any Prospectus Supplement forming a part of the Registration Statement. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Act. I hereby also consent to the reliance on this opinion by Fried, Frank, Harris, Shriver & Jacobson.

                                    Very truly yours,

                                    /s/ Bruce I. Rothschild
                                    ------------------------------------
                                    Bruce I. Rothschild